Exhibit 99.2

SEA CONTAINERS LTD APPEALS AGAINST FINANCIAL SUPPORT
DIRECTIONS BY THE PENSIONS REGULATOR

Hamilton, Bermuda. 24 July 2007. Sea Containers Ltd announced today that it has lodged an appeal in respect of the Determination Notices issued by the Determinations Panel of the Pensions Regulator on 15 June. The appeal contests the Panel’s decision that Financial Support Directions (FSDs) should be issued against  the Company under Section 43 of the Pensions Act 2004 in respect of the Sea Containers 1983 Pension Scheme and the Sea Containers 1990 Pension Scheme.

The hearing took place in London on 12 and 13 June 2007 to consider warning notices issued by the Regulator in October 2006 and April 2007 in respect of the two schemes. The parties represented at the hearing were Sea Containers Ltd, the Trustees of the two pension schemes and the Pensions Regulator.

The Company considers that it is necessary and appropriate to appeal against the decisions for the following principal reasons:

1.               The Company does not consider it is reasonable in the circumstances to issue Financial Support Directions against SCL. It appears contrary to public policy for the Regulator to give the Trustees support which may disadvantage other creditors in a formal restructuring process. The restructuring process is governed by U.S. Bankruptcy Protection law and is proceeding in a U.S. jurisdiction. It appears that in recent cases the Regulator has not used its powers, but assisted Trustees in their negotiations and given Clearance to restructuring proposals.

2.               The Company’s expectation has always been that any restructuring plan of reorganization would be subject to the Pensions Regulator’s Clearance procedure and it has made this clear to the Regulator and Trustees.

3.               The Company believes that the existing Services Agreement, which provides for the support of the parent company’s services subsidiary, is an adequate form of financial support. A dispute resolution is underway to agree the scope and effect of this agreement, and the Company is confident that this will result in a fair and reasonable settlement between the bondholders and pension trustee creditors.

4.               The Company takes its pension obligations very seriously, but these obligations have to be balanced against the Company’s obligations to other creditors.

5.               The Company intends that the independent Pensions Regulator Tribunal should consider these issues, as opposed to the Determinations Panel which is effectively an arm of the Regulator.

The Pension Schemes, whose participating employers are Sea Containers Services Ltd, a service company, and a number of other indirect subsidiaries of Sea Containers Ltd, were closed to future accruals in September 2006. Both Sea Containers Ltd and Sea Containers Services Ltd filed for bankruptcy protection in order to restructure their debts in an organized and consensual way with their unsecured creditors to secure the best return for all creditors. The Pension

Trustees are participating in the Chapter 11 process and are represented on one of the two Creditors’ Committees. The appointment of a second Committee is highly unusual in Chapter 11 proceedings and was specifically formed for the purposes of representing the Trustees’ interests.

At the hearing of 12 and 13 June, Sea Containers submitted that because compliance with the FSD would be subject to the approval of the US Bankruptcy Court, such compliance would not be within its control. Other creditors of Sea Containers Limited would be likely to oppose compliance with the FSD and this could lead to greater complexity and inter-jursidictional litigation.

On 9 July 2007 the Pensions Regulator notified the Company that it was considering commencing further financial support proceedings against Sea Containers Limited with regard to other participating employers in the 1983 Scheme and 1990 Scheme. It is the Company’s intention that such proceedings, if they are brought, will be defended.

Sea Containers Ltd today closed its Debtor in Possession (DIP) loan facility of $145 million having obtained Court approval on 26 June, overriding objections from GE Capital Container SRL, GE Capital Container Two SRL together with GE Container One and GE SeaCo SRL. The Company has entered into the facility to repay existing indebtedness of its subsidiary, Sea Containers SPC, thereby avoiding a foreclosure by the lenders to SPC and preserving value in its container fleet and control over these assets. The DIP facility also provides a $25 million revolving credit facility for working capital purposes for the duration of the Chapter 11 case.

ENDS

For further information:
Lisa Barnard, Director of Communications, Sea Containers group of companies
Tel: +44 (0) 207 805 5550 Email: lisa.barnard@seacontainers.com

Investor Relations enquiries contact:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618-9800, email: wwg@galvinpartners.com